EXHIBIT 99.1

Global Self Storage Reports Second Quarter 2026 Results

Strong Occupancy and Maintained Record-Level Tenant Duration of Stay Driven by Continued Operational Excellence

Millbrook, NY – August 7, 2026 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the second quarter ended June 30, 2026. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2026 Highlights

•
Total revenues increased 0.6% to $3.2 million.
•
Net income increased 24.9% to $830,000 or $0.07 per diluted share.
•
Same-store revenues increased 0.6% to $3.2 million.
•
Same-store cost of operations increased 8.1% to $1.3 million.
•
Same-store net operating income (NOI) decreased 3.8% to $1.9 million (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Same-store occupancy as of June 30, 2026 was 94.7%, consistent with June 30, 2025.
•
Same-store average tenant duration of stay as of June 30, 2026 maintained a record-level of approximately 3.6 years, and increased compared to approximately 3.4 years as of June 30, 2025.
•
Funds from operations (FFO), a non-GAAP measure, decreased to $978,000 or $0.09 per diluted share.
•
Adjusted FFO (AFFO), a non-GAAP measure, decreased to $1.1 million or $0.09 per diluted share.
•
Maintained and covered quarterly dividend of $0.0725 per common share.
•
Capital resources as of June 30, 2026 totaled approximately $24.9 million, comprised of $7.5 million in cash, cash equivalents and restricted cash; $2.6 million in marketable securities; and $14.8 million available under the company’s revolving credit facility.

First Half 2026 Highlights

•
Total revenues increased 1.1% to $6.4 million.
•
Net income increased to $1.3 million or $0.11 per diluted share from $1.2 million or $0.11 per diluted share.
•
Same-store revenues increased 1.1% to $6.4 million.
•
Same-store cost of operations increased 9.1% to $2.6 million.

•
Same-store NOI decreased 3.8% to $3.7 million.
•
FFO decreased to $1.8 million or $0.16 per diluted share.
•
AFFO decreased to $2.0 million or $0.18 per diluted share.
•
Maintained and covered dividend of $0.145 per common share.

Dividend

On June 1, 2026, the company declared a quarterly dividend of $0.0725 per share, consistent with the quarterly dividend for the year-ago period and previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share.

Company Objective

The objective of Global Self Storage is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. The company's board of directors regularly reviews the strategic business plan, with emphasis on capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company's continued operational performance and capital resources position it well to continue executing its strategic business plan.

Management Commentary

“In Q2, we delivered positive same-store revenue growth, strong same-store average occupancy of 94.7%, and maintained a record-level tenant duration of stay of 3.6 years at quarter-end,” said CEO and president of Global Self Storage, Mark C. Winmill. “Our results were driven in part by our customer service efforts—providing a clean, safe and convenient rental process—which continued to attract high quality, long-term tenants.

“During the quarter, we enhanced customer service with AI-enabled technology, completing the transition from a live agent call center to an AI-based virtual agent call center and beginning to replace kiosks with a QR code-based quick access page for unit rentals. We believe these technology enhancements will provide more flexibility for our operations, while maintaining the same level of customer service.

“Our customer service efforts also strengthened local brand loyalty and drove strong referral and word-of-mouth demand for our storage units and services. Our digital marketing initiativesalso supported strong occupancy by highlighting our outstanding customer reviews, including a record-level average rating above 4.9 out of 5 stars at quarter-end.

“During the quarter, our competitor move-in rate analysis helped keep rates competitive, while our proprietary revenue rate management program increased existing tenant rates and optimized store occupancy.

“Following our Q1 2026 conversion of certain student housing space into approximately 2,400 leasable square feet of all-climate-controlled units at our Lima, Ohio property, our second-largest property, total area occupancy was approximately 90.6%. Subsequent to the end of Q1, the property achieved a successful lease-up during Q2 2026, with occupancy increasing 3.8 percentage points to 94.3% at quarter-end, supported by strong customer engagement, including more than 700 reviews with an average rating of 4.9 stars.

“While we delivered top-line growth and maintained strong average same-store occupancy, store operating expenses increased primarily due to higher employment costs and real estate property taxes, as assessments continue to increase industry-wide. We expect employment cost growth to return to lower historic levels, and we continue to appeal property tax reassessments where appropriate, though reductions are not guaranteed.

“With approximately $24.9 million in capital resources, we believe we are well positioned to execute our strategic business plan, including acquisitions, joint ventures and expansion in select markets with limited supply growth and less professional competition.

“Looking ahead, we believe our targeted marketing, technology-enabled customer service and proprietary revenue rate management program will continue to attract high-quality, long-term tenantswhile supportingrevenue growth, NOI performance and long-term value for stockholders.”

Q2 2026 Financial Summary

Total revenues increased 0.6% to $3.2 million in the second quarter of 2026. The increase was primarily attributable to increases in existing tenant rates under its proprietary revenue rate management program.

Total operating expenses increased 6.6% to $2.5 million compared to $2.4 million in the same year-ago period. The increase was primarily attributable to an increase of store operating expenses and an increase in general and administrative expenses.

Operating income decreased 16.3% to $694,000, compared to $829,000 in the same period last year. The decrease was the result of the operating effects noted above.

Net income totaled $830,000 or $0.07 per diluted share from $664,000 or $0.06 per diluted share in the same year-ago period.

Capital resources as of June 30, 2026, totaled approximately $24.9 million, comprised of $7.5 million in cash, cash equivalents and restricted cash and $2.6 million in marketable securities, with $14.8 million available under the company’s revolving credit facility.

Q2 2026 Same-Store Results

As of June 30, 2026, the company owned 12 same-store properties and managed a single third party owned property. There were no non-same-store properties.

For the second quarter of 2026, same-store revenues increased 0.6% to $3.2 million compared to the same period last year.

Same-store cost of operations increased 8.1% to $1.3 million compared to $1.2 million in the same period last year. The increase was primarily due to increased expenses for employment costs and real estate property taxes.

Same-store NOI decreased 3.8% to $1.9 million compared to $2.0 million in the same period last year. The decrease was primarily due to an increase in store operating expenses.

Same-store occupancy was 94.7% as of June 30, 2026 and June 30, 2025.

Same-store average tenant duration of stay as of June 30, 2026 maintained a record-level of approximately 3.6 years, and represents an increase compared to approximately 3.4 years as of June 30, 2025.

Q2 2026 Operating Results

Net income in the second quarter of 2026 was $830,000 or $0.07 per diluted share compared to $664,000 or $0.06 per diluted share in the second quarter of 2025.

Property operations expenses increased to $1.3 million from $1.2 million in the same period last year.

General and administrative expenses increased to $831,000 from $779,000 in the same year-ago period. The increase during this period is primarily attributable to an increase in employment costs, and one-time professional fees related to the amendment and restatement of the company’s equity incentive plan.

Interest expense decreased to $203,000 from $214,000 in the same year-ago period.

FFO decreased 10.7% to $978,000 or $0.09 per diluted share compared to FFO of $1.1 million or $0.10 per diluted share in the same period last year.

AFFO decreased 8.9% to $1.1 million or $0.09 per diluted share compared to AFFO of $1.2 million or $0.10 per diluted share in the same period last year.

First Half 2026 Financial Summary

Total revenues increased 1.1% to $6.4 million in the first half of 2026. The increase was primarily attributable to increases in existing tenant rates under its proprietary revenue rate management program.

Total operating expenses increased 7.4% to $5.1 million compared to $4.8 million in the same year-ago period. The increase was primarily attributable to an increase of store operating expenses and an increase in general and administrative expenses.

Operating income decreased 18.5% to $1.3 million, compared to $1.6 million in the same period last year. The decrease was the result of the operating effects noted above.

Net income totaled $1.3 million or $0.11 per diluted share from $1.2 million or $0.11 per diluted share in the same year-ago period.

First Half 2026 Same-Store Results

For the first half of 2026, same-store revenues increased 1.1% to $6.4 million compared to the same period last year. The increase was due primarily to an increase in existing tenant rates under the company’s proprietary revenue rate management program.

Same-store cost of operations increased 9.1% to $2.6 million compared to $2.4 million in the same period last year. The increase was primarily due to increased expenses for employment costs and real estate property taxes.

Same-store NOI decreased 3.8% to $3.7 million compared to $3.9 million in the same period last year. The decrease was primarily due to an increase in store operating expenses.

First Half 2026 Operating Results

Net income in the first half 2026 was $1.3 million or $0.11 per diluted share compared to $1.2 million or $0.11 per diluted share in the first half of 2025.

Property operations expenses increased to $2.6 million from $2.4 million in the same period last year.

General and administrative expenses increased to $1.7 million from $1.6 million in the same year-ago period. The increase during this period is primarily attributable to an increase in employment costs, and one-time professional fees related to the amendment and restatement of the company’s equity incentive plan.

Interest expense decreased to $407,000 from $438,000 in the same year-ago period.

FFO decreased 11.6% to $1.8 million or $0.16 per diluted share compared to FFO of $2.1 million or $0.18 per diluted share in the same period last year.

AFFO decreased 9.9% to $2.0 million or $0.18 per diluted share compared to AFFO of $2.2 million or $0.20 per diluted share in the same period last year.

Q2 and First Half 2026 FFO and AFFO (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$829,615	$664,216	$1,306,634	$1,219,368
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	(266,394)	23,447	(303,264)	36,792
Depreciation and amortization	415,265	407,717	827,680	814,563
FFO attributable to common stockholders	978,486	1,095,380	1,831,050	2,070,723
Adjustments:
Compensation expense related to stock-based awards	84,816	72,218	190,187	172,954
AFFO attributable to common stockholders	$1,063,302	$1,167,598	$2,021,237	$2,243,677

Earnings per share attributable to common stockholders - basic	$0.07	$0.06	$0.11	$0.11
Earnings per share attributable to common stockholders - diluted	$0.07	$0.06	$0.11	$0.11
FFO per share - diluted	$0.09	$0.10	$0.16	$0.18
AFFO per share - diluted	$0.09	$0.10	$0.18	$0.20

Weighted average shares outstanding - basic	11,233,431	11,161,473	11,223,023	11,151,123
Weighted average shares outstanding - diluted	11,290,121	11,250,678	11,278,783	11,212,867

Additional Information

Additional information about the company’s second quarter of 2026 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and on the company’s investor relations website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage propertiesare designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on X and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes changes in unrealized gains or losses on marketable equity securities. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. As of June 30, 2026, we owned twelve same-store properties and zero non same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” or “anticipates” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements made by the Company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, which may cause the Company’s actual results to be materially different from those expressed or implied by such statements. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

All forward-looking statements apply only as of the date made. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Global Self Storage, Inc.

info@globalselfstorage.us

Investor Relations Contact:

Ron Both

Encore Investor Relations

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Real estate assets, net	$51,947,372	$52,617,566
Cash and cash equivalents	7,513,637	7,364,963
Restricted cash	36,043	106,444
Investments in securities	2,554,830	2,251,566
Accounts receivable	126,582	117,902
Prepaid expenses and other assets	745,656	802,382
Line of credit issuance costs, net	78,388	117,582
Interest rate cap	621	120
Goodwill	694,121	694,121
Total assets	$63,697,250	$64,072,646
Liabilities and equity
Note payable, net	$15,490,397	$15,785,874
Accounts payable and accrued expenses	1,825,605	1,750,382
Total liabilities	17,316,002	17,536,256
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,421,420 shares and 11,364,278 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	114,214	113,643
Additional paid in capital	50,099,219	49,909,603
Accumulated deficit	(3,832,185)	(3,486,856)
Total stockholders' equity	46,381,248	46,536,390
Total liabilities and stockholders' equity	$63,697,250	$64,072,646

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Rental income	$3,088,340	$3,062,588	$6,138,644	$6,062,640
Other property related income	107,563	113,008	212,394	220,878
Management fees and other income	18,539	18,782	37,158	37,164
Total revenues	3,214,442	3,194,378	6,388,196	6,320,682
Expenses
Property operations	1,274,710	1,179,041	2,605,053	2,387,940
General and administrative	830,679	778,695	1,689,898	1,565,587
Depreciation and amortization	415,265	407,717	827,680	814,563
Total expenses	2,520,654	2,365,453	5,122,631	4,768,090
Operating income	693,788	828,925	1,265,565	1,552,592
Other income (expense)
Dividend and interest income	72,471	73,130	144,721	141,729
Unrealized gain (loss) on marketable equity securities	266,394	(23,447)	303,264	(36,792)
Interest expense	(203,038)	(214,392)	(406,916)	(438,161)
Total other income (expense), net	135,827	(164,709)	41,069	(333,224)
Net income and comprehensive income	$829,615	$664,216	$1,306,634	$1,219,368
Earnings per share
Basic	$0.07	$0.06	$0.11	$0.11
Diluted	$0.07	$0.06	$0.11	$0.11
Weighted average shares outstanding
Basic	11,233,431	11,161,473	11,223,023	11,151,123
Diluted	11,290,121	11,250,678	11,278,783	11,212,867

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on our consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$829,615	$664,216	$1,306,634	$1,219,368
Adjustments:
Management fees and other income	(18,539)	(18,782)	(37,158)	(37,164)
General and administrative	830,679	778,695	1,689,898	1,565,587
Depreciation and amortization	415,265	407,717	827,680	814,563
Dividend and interest	(72,471)	(73,130)	(144,721)	(141,729)
Unrealized (gain) loss on marketable equity securities	(266,394)	23,447	(303,264)	36,792
Interest expense	203,038	214,392	406,916	438,161
Total same-store net operating income	$1,921,193	$1,996,555	$3,745,985	$3,895,578

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Same-store revenues	$3,195,903	$3,175,596	$6,351,038	$6,283,518
Same-store cost of operations	1,274,710	1,179,041	2,605,053	2,387,940
Total same-store net operating income	$1,921,193	$1,996,555	$3,745,985	$3,895,578